Exhibit 99.3

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Guotai Junan Securities or Haitong Securities, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

Guotai Junan Securities Co., Ltd. 國泰君安証券股份有限公司 (A joint stock company incorporated in the People’s Republic of China with limited liability) (Stock Code: 02611)	(A joint stock limited company incorporated in the People’ s Republic of China with limited liability) (Stock Code: 06837)

JOINT ANNOUNCEMENT

DELAY IN DESPATCH OF THE JOINT CIRCULAR

AND

MONTHLY UPDATE IN RELATION TO

(1) PROPOSED MERGER AND SHARE EXCHANGE OF

GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE FOR
GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND

H SHARES FOR THE PROPOSED MERGER

AND

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE CONCURRENT
ISSUANCE OF A SHARES UNDER THE PROPOSED PLACEMENT

Financial Adviser to Guotai Junan Securities	Financial Adviser to Haitong Securities

Reference is made to the joint announcement (the “Joint Announcement”) dated 9 October 2024 jointly issued by Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) and Haitong Securities Co., Ltd. (“Haitong Securities”) in relation to, among other matters, the Proposed Merger and Share Exchange of Guotai Junan Securities and Haitong Securities, and the Proposed Placement. Unless the context requires otherwise, capitalised terms used herein shall have the same meanings as those defined in the Joint Announcement.

PROGRESS UPDATE ON THE PROPOSED MERGER

As disclosed in the Joint Announcement, the Merger Agreement shall become effective upon satisfaction of all of the following Effectiveness Conditions (none of which shall be capable of being waived):

(a)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Merger and the Merger Agreement;

(b)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Merger and the Merger Agreement, provided that in terms of the Haitong H Shareholders’ Class Meeting: (i) approval is also given by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H shares held by the Disinterested Haitong H Shareholders; and

(c)	the approval, filing and/or registration (if applicable) with or by Shanghai SASAC, SSE and CSRC in respect of the Proposed Merger having been obtained and remaining in effect.

Since the publication of the Joint Announcement, active steps have been taken by Guotai Junan Securities, Haitong Securities and other relevant professional parties to proactively push forth the progress to fulfil the Effectiveness Conditions. As at the date of this joint announcement, none of the Effectiveness Conditions has been satisfied yet. Further announcement(s) will be made in accordance with the Applicable Laws in respect of the update in progress of the Proposed Merger.

EXTENSION OF TIME FOR DESPATCH OF THE JOINT CIRCULAR

The Joint Circular is required to be despatched to the Guotai Junan Shareholders (together with a notice of the Guotai Junan EGM and proxy form) and the Haitong H Shareholders (together with a notice of the Haitong EGM, a notice of the Haitong H Shareholders’ Class Meeting and proxy form), within 15 business days after the date of the Joint Announcement pursuant to Rule 14.60 and Rule 14A.68 of the Hong Kong Listing Rules or 35 calendar days after the date of the Joint Announcement pursuant to Rule 8.2 of the Takeovers Code, whichever is earlier and in this case being no later than 31 October 2024.

As more time is required to update and finalise the relevant expert reports and address any queries to be raised by the regulators on the Joint Circular, an application was made to the Executive, and the Executive has granted its consent pursuant to Rule 8.2 of the Takeovers Code to extend the latest date for the despatch of the Joint Circular to 22 November 2024.

WARNING: Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should be aware that the Proposed Merger is subject to the Conditions set out in the Joint Announcement being satisfied or waived, as applicable, and neither Guotai Junan Securities nor Haitong Securities provides any assurance that any or all Conditions can be satisfied, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should therefore exercise caution when dealing in Guotai Junan Shares or Haitong Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

By order of the board of	By order of the board of
Guotai Junan Securities Co., Ltd.	Haitong Securities Co., Ltd.
Mr. Zhu Jian	Mr. Zhou Jie
Chairman	Chairman

Shanghai, the PRC
31 October 2024

As at the date of this joint announcement, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

The directors of Guotai Junan Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Haitong Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Haitong Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

As at the date of this joint announcement, the executive directors of Haitong Securities are Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.

The directors of Haitong Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Guotai Junan Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Guotai Junan Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

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